EXHIBIT 99.1

FDA Reclassifies Proellex(R) Clinical Hold Status: Repros to Proceed With Phase 2 Study of Low Dose Oral Proellex(R) in the Treatment of Endometriosis

THE WOODLANDS, Texas, Oct. 8, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced the FDA has agreed to a reclassification of the full clinical hold on further oral Proellex® studies to a partial clinical hold to allow the Company to conduct a Phase 2 study of low dose oral Proellex® in the treatment of endometriosis. The Company believes the data generated from the study should allow the remaining partial clinical hold to be removed. The following points are the key elements of the 4 month trial:

  Subjects previously diagnosed within the last 5 years via laparoscopic or other surgical technique as having endometriosis;
  Subjects diagnosed with severe endometriosis and require narcotic analgesics to treat their endometriosis related pain;
  The primary endpoint is the percent reduction in need for narcotic analgesics from baseline to the end of study comparing placebo to Proellex®;
  Secondary endpoints will include electronic diary captured assessments of menstrual, non menstrual and intercourse related pain recorded using a validated instrument; and
  The study will have three arms of 30 subjects each receiving placebo, 6 and 12mg Proellex®.

In previous studies in women with severe endometriosis at oral doses of 25 and 50 mg, Proellex®, in comparison to placebo, reduced the need for narcotic and non-narcotic analgesics to control the three elements of endometriosis related pain in a statistically significant and clinically relevant manner. The three elements of pain, dysmenorrhea or painful menses, dyspareunia or painful sex and non menstrual pelvic pain also achieved statistically significant reductions (p<0.05). Pain assessments were made using electronic diaries and a modified symptom survey recommended by the FDA.

Interestingly, there was no difference in the response between the two active doses. The Company believes this can be rationalized if the primary driver in pain relief associated with the use of Proellex® is the suppression of menses. Both the 25 and 50 mg dose of Proellex® suppress menses at the same rate. Importantly the two doses in the proposed Phase 2 study, 6 and 12 mg, have been shown to suppress menses equivalent to the two higher doses.

Joseph S. Podolski, President and CEO of Repros, commented,"We are pleased with the FDA's willingness to allow continued development of low dose oral Proellex®. We believe Proellex® will offer distinct advantages over approved therapies as well as those currently under development for this significant, undertreated female health disorder."

It is estimated that nearly 5 million women of reproductive age in the US and Canada suffer from endometriosis. The disorder is characterized by severe pelvic abdominal pain that, in many cases, peaks during menses. In severe cases hysterectomies are the intervention of last resort.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffman
         The Trout Group
         (646) 378-2931